UNITED STATESSECURITIES AND EXCHANGE COMMISSIONWashington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

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KANGE CORP.

(Exact name of registrant as specified in its charter)

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	333-194055	EIN 33-1230169
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

848 N. Rainbow Blvd #3435 Las Vegas, Nevada, 89107

(Address of Principal Executive Offices) (Zip Code)

702 475 5537

(Registrant’s telephone number, including area code)

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 11, 2015, Registrant’s Board of Directors held a corporate board meeting.

On act by consent of shareholders, that the sole director of Registrant, Dmitri Brakin resigns as the Chief Executive Officer, but stays as the sole board member and Chief Financial Officer, and ascends as the Chairman of the Board and Corporate Secretary.

On act by consent of shareholders, Victor Stepanov is nominated to be President, Chief Executive Officer and Treasurer.

Victor Stepanov, age 32,  has over 15 years of experience in software design, network engineering, building and managing efficient software development companies. In 2008 he started up a versatile software maker named Ebola Communications located at Zhyalyanskya str. 31, Kiev, Ukraine, 01033, where he has worked as the CEO until ascend to his position as the CEO of Kange Corp. After 4 years of operating, in 2012, that company was acquired by Atlantic Group Holding, one of the top advertising companies in Ukraine.

For the last 5 years Victor, as CEO of Ebola Communications, Mr. V. Stepanov successfully managed the team of programmers and engineers, which developed efficient web-oriented and mobile app solutions for such international companies and brands like Pepsi, Tuborg, Mondelez, Brown Forman, Renault, etc. He has a master degree in Computer Science, Software Development, which he received in 2005 in Ukraine. The initial executive salary compensation for Mr. Stepanov is set in his employement Agreement at $24,000 per annum. He currently resides in Kiev, Ukraine, with his wife and son.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KANGE CORP.

By: /s/ Victor Stepanov
Date: June 11, 2015 Title: President, , Chief Executive Officer and Treasurer